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                                                                    Exhibit 12.1

                                    UST Inc.
               Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this ratio, earnings include net income before income taxes and fixed charges, net of capitalized interest. Fixed charges include gross interest expense, whether expensed or capitalized.

                                                                                                        THREE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                         JUNE 30,
                                            --------------------------------------------------------    --------------------
                                              1995        1996        1997        1998        1999        1999        2000
                                            --------    --------    --------    --------    --------    --------    --------
Total fixed charges                         $  4,792    $  7,285    $  8,744    $  5,534    $ 15,669    $  1,429    $  8,321
                                            ========    ========    ========    ========    ========    ========    ========

Net income before taxes                     $704,590    $744,526    $703,857    $734,465    $762,943    $176,329    $165,888
Add:    Fixed charges                          4,792       7,285       8,744       5,534      15,669       1,429       8,321
        Amortization of interest
         capitalized in prior periods             --          --          --          28          56          13          50
Deduct: Capitalized interest                      --          --        (342)     (1,119)     (  979)       (255)       (204)
                                            --------    --------    --------    --------    --------    --------    --------
Earnings before taxes and fixed charges     $709,382    $751,811    $712,259    $738,908    $777,689    $177,516    $174,055
                                            ========    ========    ========    ========    ========    ========    ========

Ratio of earnings to fixed charges            148.03      103.20       81.46      133.52       49.63      124.22       20.92
                                            --------    --------    --------    --------    --------    --------    --------